PRICING SUPPLEMENT NO. AIG-FP-46	FILED PURSUANT TO RULE 424(b)(2)
DATED NOVEMBER 20, 2007	REGISTRATION NOS. 333-106040; 333-143992
TO PROSPECTUS DATED JULY 13, 2007
AND PROSPECTUS SUPPLEMENT DATED JULY 13, 2007
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
FLOATING RATE LIBOR NOTES DUE NOVEMBER 27, 2047

Principal Amount: U.S.$35,433,000.00	Original Issue Date: November 27, 2007

Agents’ Discount or Commission: U.S. $354,330.00	Stated Maturity: November 27, 2047

Net Proceeds to Issuer: U.S. $35,078,670.00	Interest Rate: 3 Month LIBOR— 25 bps

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QDC9

Specified Currency (if other than U.S. dollars): N/A	Authorized Denominations: U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.
The notes are being placed through or purchased by the Agents listed below:

Agent	Principal Amount
UBS Securities LLC	U.S.$30,933,000.00	Capacity:	☐ Agent	☑ Principal
Morgan Stanley & Co. Inc.	U.S.$2,800,000.00	Capacity:	☐ Agent	☑ Principal
JP Morgan Securities Inc.	U.S.$1,700,000.00	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 100% of principal amount.

Initial Interest Rate:	3 Month LIBOR determined as of 11:00 a.m. London time on November 23, 2007, minus 25 basis points.

Interest Reset Dates:	Quarterly on the 27th of each February, May, August, and November commencing on February 27, 2008

Interest Payment Dates:	Quarterly on the 27th of each February, May, August, and November commencing on February 27, 2008

Regular Record Dates:	15 calendar days prior to each Interest Payment Date

Spread (+/-):	- 25 bps	INTEREST RATE BASIS OR BASES:
Spread Multiplier:	N/A	☐ CD Rate
Maximum Interest Rate:	N/A	☐ CMT Rate
Minimum Interest Rate:	N/A	☐ CMT Reuters screen FRBCMT page
Index Maturity:	3 Months	☐ CMT Reuters screen FEDCMT page
☐ One-Week Average Yield
INTEREST CALCULATION:		☐ One-Month Average Yield
☑ Regular Floating Rate Note		☐ Commercial Paper Rate
☐ Floating Rate/Fixed Rate Note		☐ Eleventh District Cost of Funds Rate
Fixed Rate Commencement Date:		☐ Federal Funds Open Rate
Fixed Interest Rate:		☐ Federal Funds Rate
☐ Inverse Floating Rate Note		☑ LIBOR
Fixed Interest Rate:		☑ Reuters screen LIBOR01 page
☐ Reuters screen LIBO page
☐ Prime Rate
☐ Treasury Rate ☐ Other

Redemption at Option of Issuer:
The notes will be redeemable, in whole or in part, at the option of the Issuer, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the redemption dates and at the corresponding redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

Redemption Date	Redemption Price
November 27, 2037	105.000%
November 27, 2038	104.500%
November 27, 2039	104.000%
November 27, 2040	103.500%
November 27, 2041	103.000%
November 27, 2042	102.500%
November 27, 2043	102.000%
November 27, 2044	101.500%
November 27, 2045	101.000%
November 27, 2046	100.500%
Repayment at Option of Holder:
The notes will be repayable, in whole or in part, at the option of the holder, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the repayment dates and at the corresponding repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the repayment date:

Repayment Date	Repayment Price
November 27, 2008	97.50%
November 27, 2009	97.50%
November 27, 2010	97.75%
November 27, 2011	98.00%
November 27, 2012	98.00%
November 27, 2013	98.25%
November 27, 2014	98.50%
November 27, 2015	98.50%
November 27, 2016	98.75%
November 27, 2017	99.00%
November 27, 2018	99.00%
November 27, 2019	99.25%
November 27, 2020	99.50%
November 27, 2021	99.50%
November 27, 2022	99.75%
November 27, 2023 and each November 27 thereafter to, and	100.00%
including, maturity
In the event that a date in the tables above is not a Business Day, the repayment date will be the next succeeding Business Day.
If the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.
Other Provisions:
Calculation Agent:           AIG Financial Products Corp.

ERISA CONSIDERATIONS
The notes may not be purchased or held by any employee benefit plan or other plan or account that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code (each, a “plan”), or by any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”), unless in each case the purchaser or holder is eligible for exemptive relief from the prohibited transaction rules of ERISA and Section 4975 of the Code under a prohibited transaction class exemption issued by the Department of Labor or another applicable statutory or administrative exemption. Each purchaser or holder of the notes will be deemed to represent that either (1) it is not a plan or plan asset entity and is not purchasing the notes on behalf of or with plan assets or (2) with respect to the purchase and holding, it is eligible for relief under a prohibited transaction class exemption or other applicable statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code. The foregoing supplements the discussion under ERISA Considerations in the base prospectus dated July 13, 2007.
USE OF PROCEEDS
We intend to lend the net proceeds from the sale of the notes to our subsidiary AIG Financial Products Corp. or certain of its subsidiaries for use for general corporate purposes.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.
The Issuer believes that it is a domestic operating corporation and that less than 25 percent of its affiliated group’s gross receipts was passive investment income for the taxable year ending December 31, 2006. In making this determination, the Issuer has made certain assumptions and used procedures which it believes are reasonable. The Issuer cannot give any assurances as to whether it will continue to be a domestic operating corporation. It is, in addition, possible that the Internal Revenue Service may disagree with the Issuer’s determination of its status as domestic operating corporation or the manner in which the Issuer has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein. Furthermore, the Issuer is not providing any advice as to whether purchasing the notes will result in a valid Section 1042 transaction.
Notwithstanding that the final maturity of the notes is more than 30 years after the original issue date, prospective investors should refer to the discussion under “United States Taxation” in the accompanying prospectus supplement for a discussion of the other material consequences of owning the notes.
GENERAL INFORMATION
The information in this Pricing Supplement, other than the information regarding the initial public offering price, the net proceeds to the issuer, the identities of the initial purchasers or agents, the information “ERISA Considerations” and under “Certain U.S. Federal Income Tax Consequences” above, and the following two paragraphs, will be incorporated by reference into the Global Security representing all the Medium-Term Notes, Series AIG-FP.
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, ANZ Securities, Inc., Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., CIBC World Markets. Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Key Banc Capital Markets Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho International plc, Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, National Australia Capital Markets, LLC, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.